Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

SALE AND LEASEBACK AGREEEMENT OF FORMER HEADQUARTERS AND WAREHOUSE FACILITY

TULSA, OK, September 13, 2023——Educational Development Corporation (“EDC” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on September 11, 2023, it entered a Contract of Sale of Real Estate (the "Sale Agreement") with MA Temple Investments LLC ("MA Temple" or “Buyer”), for the sale of the Company's former headquarters and current bulk storage warehouse, located at 10302 East 55th Place, Tulsa, Oklahoma 74146. The purchase price for the property in the agreement totaled $5,100,000. The closing of this transaction is expected to be finalized on or before October 25, 2023.

Per the terms of the Sale Agreement, MA Temple will have a 21-day period, commencing on September 13, 2023, to conduct necessary investigations, inspections, and reviews. MA Temple retains certain rights to cancel and terminate the Sale Agreement during this period.

Following the closing of the sale, a Triple-Net Lease (the "Lease") will be executed between EDC and MA Temple. Under the Lease, the Seller will lease the entire building for a period of three years. The lease rate will be $4.00 per square foot, with 3% annual escalations. The Lease will also include triple-net terms, where the Seller will be responsible for utilities, insurance, property taxes, and regular maintenance, excluding roof and structural maintenance, which will be the Buyer's responsibility. Additionally, the Seller will retain the rights to sublease any available unused space in the building during the lease term. The Lease will encompass other standard terms that are customary in the local market.

All proceeds from the sale will be utilized to pay down the Term Loans outstanding in the Credit Agreement with the Company's Bank.

Per Craig White, President and Chief Executive Officer, “We are pleased to be able to significantly reduce our borrowing and interest expense with the sale and executed leaseback of our old building, which is primarily used for excess bulk inventory storage. The proceeds from the sale of this property will be used entirely to pay down our Term Loan associated with our building debts. The interest saved on the reduced borrowing will exceed our monthly rental payments from the executed leaseback providing us with further flexibility as we work down our inventory levels.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser or Jean Marie Young, (214) 872-2710